Exhibit 10.18

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 23 day of November, 2010, by and between HCP TORREYANA, LLC, a Delaware limited liability company (“Landlord”), and ADVANCED BIOHEALING, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated March 11, 2010 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 20,432 rentable square feet of space commonly known as Suite 200 (the “Existing Premises”) and consisting of the entire second (2nd) floor of that certain office building located at 11095 Torreyana Road, San Diego, California (the “Building”).

B. Tenant desires to amend the lease to (i) expand the Existing Premises to include that certain space consisting of 20,432 rentable square feet of space comprising the remainder of the Building (the “Expansion Premises”), as more particularly set forth on Exhibit A attached hereto, (ii) extend the Lease Term with respect to the Existing Premises and the Expansion Premises, and (iii) to make other modifications to the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Modification of Premises; Beneficial Occupancy of Expansion Premises. Effective as of January 1, 2011 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 40,864 rentable square feet of space. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”, in appropriate contexts. Notwithstanding anything set forth in the Lease or this First Amendment to the contrary, Tenant shall have the right to occupy the Expansion Premises as the date upon which this First Amendment is fully executed and delivered by Landlord and Tenant, provided that all of the terms and conditions of the Lease, as amended, shall apply, other than Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct

Expenses with respect to the Expansion Premises, as though the Expansion Commencement Date had occurred (although the Expansion Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of the first sentence of this Section 2) upon such occupancy of the Expansion Premises by Tenant.

3. Lease Term.

3.1 Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term is currently scheduled to expire on March 31, 2012 (the “Original Expiration Date”), pursuant to the terms of the Lease. Notwithstanding the foregoing or anything to the contrary in the Lease, Landlord and Tenant hereby agree to extend the Lease Term for a period of ten (10) months, commencing April 1, 2012 and continuing through and including January 31, 2013 (the “New Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the Original Expiration Date, the period of time commencing on January 1, 2010, and ending on the New Expiration Date shall be referred to herein as the “Extended Term.” The term of Tenant’s lease of the Expansion Premises shall commence on the Expansion Commencement Date and shall expire coterminously with the term of Tenant’s lease of the Existing Premises on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.

3.2 Option Term.

3.2.1 Option Right. Landlord hereby grants to the Original Tenant and any assignee of Original Tenant’s entire interest in this Lease that is approved by Landlord (or that doesn’t require Landlord’s approval) pursuant to the terms of Article 14 of the Lease (an “Approved Assignee”), (A) two (2) options to initially extend the Lease Term for a period of one (1) year (each, a “One Year Option Term”), and (B) provided that Tenant has exercised both One Year Option Terms pursuant to the terms of this Section 3.2, one (1) option to extend the Lease Term for a period of three (3) years (the “Three Year Option Term”) (the One Year Options and the Three Year Option shall be individually and collectively referred to herein as the “Option Term”), which options shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Extended Term, or each of the One Year Option Terms, as applicable, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under the Lease; (ii) as of the end of the Extended Term or each of the One Year Option Terms, as applicable, Tenant is not in default under the Lease, as hereby amended; (iii) Tenant has not previously been in default under the Lease, as hereby amended, more than once; and (iv) the Lease, as hereby amended, then remains in full force and effect and Original Tenant occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Extended Term (or One Year Option Term, as the case may be), as it applies to the Premises, shall be extended for a period of one (1) year in connection with the One Year Option Term, if applicable, and three (3) years in connection with the Three Year Option Term, as applicable. The rights contained in this Section 3.2 shall be personal to Original Tenant and any Approved Assignees, and may be exercised by Original Tenant or such Approved Assignees (and not by any other assignee, sublessee or other Transferee of Tenant’s interest in the Lease).

3.2.2 Option Rent. The annual Rent payable by Tenant during each Option Term (the “Option Rent”) shall be equal to the greater of (i) one hundred three percent (103%) of the Rent payable by Tenant as of the expiration of the Extended Term or each One Year Option Term, if applicable, and (ii) the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. In addition, during the Three Year Option Term, commencing on the first (1st) anniversary of the commencement of the Option Term, and continuing on each subsequent anniversary, the Base Rent payable by Tenant shall be increased annually to equal one hundred three (103%) of the Base Rent payable by Tenant during the prior year of the Three Year Option Term. The “Fair Rental Value,” as used in this First Amendment, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 3.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind.

The term “Comparable Buildings” shall mean the Building and those other class A life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in the Torrey Pines market area. Notwithstanding anything to the contrary contained in this Section 3.2.2 above, if there are not a sufficient number of Comparable Transactions with a comparable lease term to the Option Term to determine the Fair Rental Value for a lease of such duration, then the Fair Rental Value for purposes of this Section 3.2.2 shall be equal to that of Comparable Transactions with a term of five (5) years, provided that the Concessions shall be appropriately prorated on an equitable basis to account for the shorter term of lease.

3.2.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the Lease Term (or Option Term, as applicable). If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 3.2.3.1 through 3.2.3.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Option Rent.

3.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of other class A life sciences buildings located in the Torrey Pines market area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 3.2.2 of this First Amendment, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

3.2.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

3.2.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

3.2.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

3.2.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Advocate Arbitrator subject to the criteria in Section 3.2.3.1 of this First Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

3.2.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.3.1 of this First Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

3.2.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

3.2.3.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3.2.4 Deletion of Prior Option Right. Landlord and Tenant acknowledge and agree that Section 2.2 of the Lease is hereby deleted in its entirety is of no further force or effect.

4. Base Rent. Tenant shall continue to pay Base Rent in connection with the Existing Premises which arise or accrue prior to Expansion Commencement Date, in accordance with the terms of the Lease. Notwithstanding the Base Rent amounts set forth in Section 4 of the Summary of Basic Lease Information, commencing on the Expansion Commencement Date, and continuing throughout the Extended Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire Premises (i.e., the Existing Premises and the Expansion Premises) as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot

January 1, 2011 - March 31, 2011	$774,780.00	$64,565.00	$1.58

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot

April 1, 2011 - March 31, 2012	$823,824.00	$68,652.00	$1.68

April 1, 2012 - January 31, 2013	$872,856.00	$72,738.00	$1.78

5. Tenant’s Share of Direct Expenses. Notwithstanding any contrary provision contained in the Lease, as hereby amended, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises which arise or accrue prior to Expansion Commencement Date, in accordance with the terms of the Lease. Effective as of the Expansion Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Premises (including the Existing Premises and the Expansion Premises), in accordance with the terms of the Lease; provided that with respect to the calculation of Tenant’s Share of Direct Expenses, Tenant’s Share shall equal 100%.

6. Condition of Premises. Tenant acknowledges and agrees that it currently occupies and is fully aware of the condition of, and shall continue to accept, the Existing Premises in its presently existing, “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises. Tenant also acknowledges that it shall accept the Expansion Premises in its then existing, “as-is” condition as of the full execution and delivery of this Lease and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, or the Building with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. Notwithstanding anything set forth in this Section 6 to the contrary, Landlord shall deliver the Expansion Premises to Tenant with the mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems and equipment located in the internal core of the Building and supporting the Expansion Premises in good working condition; provided, however, the commencement of business operations from the Expansion Premises by Tenant shall presumptively establish that such systems and equipment were at such time in good condition except for matters related to such systems and equipment brought to Landlord’s attention within ten (10) days after Tenant commences business operations from the Expansion Premises.

7. Security Deposit. Landlord and Tenant acknowledge and agree that, in accordance with the Lease, as hereby amended, Landlord is currently holding a security deposit equal to Thirty-Seven Thousand Seven Hundred Fifty-Eight and 34/100 Dollars ($37,758.34) (the “Existing Security Deposit”), as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease with respect to the Premises. Concurrently with Tenant’s execution and delivery of this First Amendment to Landlord, Tenant shall deposit with Landlord an amount equal to Twenty-Six Thousand Eight Hundred Six and 66/100 Dollars ($26,806.66) to be held by Landlord as an addition to the Existing Security Deposit. Accordingly, effective as of the date hereof, notwithstanding any provision to the contrary contained in the Lease, the security deposit to be held by Landlord pursuant to the Lease, as amended hereby, shall equal Sixty-Four Thousand Five Hundred Sixty-Five and 00/100 Dollars ($64,565.00).

8. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 8 shall survive the expiration or earlier termination of this First Amendment.

9. Modifications to Lease. Landlord and Tenant hereby acknowledge and agree to the following:

9.1 The reference to “fifty-nine (59)” in Section 10 of the Summary of Basic Lease Information in the Lease is hereby amended and restated as “one hundred eighteen (118)”; and

9.2 Section 2.3 of the Lease is hereby deleted in its entirety is of no further force or effect.

10. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	HCP TORREYANA, LLC, a Delaware limited liability company,

	By:	/s/ Timothy M. Schoen
	Name:	Timothy M. Schoen
	Its:	Executive Vice President

By:
Name:
Its:

“TENANT”	ADVANCED BIOHEALING, INC., a Delaware corporation

	By:	/s/ Kathy McGee
	Name:	Kathy McGee
	Its:	Vice President & General Manager

By:
Name:
Its:

<u>**EXHIBIT A**</u>

<u>**11095 TORREYANA ROAD**</u>

<u>**OUTLINE OF EXPANSION PREMISES**</u>

OFFICE
OPEN OFFICE
STAIR
SERVER
CONFERENCE ROOM
WOMEN'S RESTROOM
SHOWER

669170.01/WLA
888888-00017/11-16-10/dvb/mem

EXHIBIT A
-1-

11095 TORREYANA ROAD
[Advanced Biohealing, Inc.]
[First Amendment]

EXHIBIT A

11095 TORREYANA ROAD

OUTLINE OF EXPANSION PREMISES

669170.01/WLA

888888-00017/11-16-10/dvb/mem

EXHIBIT A

11095 TORREYANA ROAD

[Advanced Biohealing, Inc.]

[First Amendment]